Exhibit 99.1

GENERAL COUNSEL ROSS D. COOPER

TO BECOME SPECIAL ADVISOR; WILL EXPAND ROLE AT

AMERICAN UNIVERSITY’S KOGOD SCHOOL OF BUSINESS

HERNDON, Va.-- (BUSINESS WIRE)—December 30, 2020 -- Beacon (Nasdaq: BECN) (the “Company”) announced today that Executive Vice President and General Counsel Ross D. Cooper will transition next year from his full-time role as the Company’s General Counsel to a Special Advisor role focused on business strategy and growth initiatives. Mr. Cooper will help lead the national search for his successor and assist in a successful transition. He also will expand his role on the faculty of the Kogod School of Business at American University, where he has been an adjunct professor of Business Law since 2018.

Mr. Cooper joined Beacon in 2006 as the Company’s first General Counsel after spending more than a decade representing Beacon and other roofing distribution companies as outside litigation counsel. He has been responsible for all of Beacon’s legal affairs including acquisitions, contracts, SEC reporting, labor and employment, corporate governance, leasing, and litigation management. During Mr. Cooper’s tenure, Beacon has grown from 150 branches and approximately $1.5 billion in sales into a Fortune 500 national leader in building products distribution, with over 500 locations throughout the U.S. and Canada and $7 billion in sales. Mr. Cooper has helped lead Beacon through 35 acquisitions, including the transformative multibillion-dollar acquisitions of Roofing Supply Group and Allied Building Products. He also led the legal deal team in Beacon’s $850 million divesture of its Interior Products business that was announced last week.

“Ross’s deep knowledge of the building materials industry, legal acumen, and his negotiating and problem solving skills have been instrumental to Beacon’s growth and success during his tenure as General Counsel,” said Beacon’s President and Chief Executive Officer Julian Francis. “His ability to develop and efficiently coordinate Beacon’s acquisition efforts over the years have been particularly impressive, and we are thrilled that Ross will remain with Beacon with a focus on business strategy and current and future growth opportunities. He will continue to bring tremendous insight and experience to his students at Kogod while remaining a key contributor to Beacon’s future plans.”

“I feel extremely privileged to have served as Beacon’s first General Counsel and for the opportunity to provide advice and counsel to Beacon’s employees, leadership team and Board of Directors,” said Mr. Cooper. “The last 15 years have flown by and have been personally and professionally rewarding. I am particularly proud of the great legal team we have built to help advise Beacon in the future and support our next General Counsel. I am very excited to expand my role at American University while continuing to contribute to Beacon’s growth plans. I am confident that Beacon will continue to drive shareholder value by executing on our strategic initiatives.”

Forward-Looking Statements

This release contains information about management’s view of Beacon’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate”, “estimate”, “expect”, “believe”, “will likely result”, “outlook”, “project” and other words and expressions of similar meaning. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K. In addition, numerous factors could cause actual results with respect to Beacon’s recently announced proposed divestiture of its Interior Products business to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected cost savings, debt leverage reduction and other financial and operational impacts from the proposed transaction will not be realized, or will not be realized within the expected time period; the ability to obtain governmental approvals of the proposed transaction on the proposed terms and schedule contemplated by the parties; the risk that costs of restructuring transactions and other costs incurred in connection with the proposed transaction will exceed Beacon’s estimates or otherwise adversely affect Beacon’s business or operations; the impact of the proposed transaction on Beacon’s businesses and the risk that consummating the proposed transaction may be more difficult, time-consuming or costly than expected, including the impact on Beacon’s resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties; and the possibility that the proposed transaction does not close, including, but not limited to, failure to satisfy the closing conditions. The forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly-traded distributor of roofing materials and complementary building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com

INVESTOR CONTACT

Brent Rakers

Director, Investor Relations

Brent.Rakers@becn.com

901-232-2737

MEDIA CONTACT

Jennifer Lewis

VP, Communications and Corporate Social Responsibility

Jennifer.Lewis@becn.com

571-752-1048